EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Announces Definitive Agreement to Acquire On-X Life Technologies Holdings, Inc.

Provides Entry into $220 Million Mechanical Heart Valve Market with First-and-Only Pure Pyrolytic Carbon Valve

More Than Doubles U.S. Direct Cardiac Surgery Sales Force, Providing Expanded Coverage

Accelerates Revenue Growth and Gross Margin Expansion Opportunities

Expected to Drive Double Digit Compounded Growth in Non-GAAP earnings from 2016-2020

Conference Call and Webcast Tomorrow,  December 23, 2015, at 8:00  a.m.  EST

Atlanta, GA – (December 22,  2015) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery,  announced today that it has entered into a definitive agreement to acquire On-X Life Technologies Holdings, Inc. (“On-X”), an Austin, Texas-based, privately held mechanical heart valve company.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “We believe this will be a transformative acquisition for CryoLife that will significantly enhance the size of our addressable market and growth potential.  This transaction will provide CryoLife access to the $220 million mechanical valve market with a highly advanced portfolio of products.  On-X valves have been implanted in over 200,000 patients, and On-X has achieved a 13%  revenue CAGR over the past four years with modest sales and marketing support.   We are very excited about the outlook for continued growth for several reasons.   First, the On-X aortic valve is the only mechanical valve to receive FDA labeling requiring an INR (international normalized ratio) level of only 1.5-2.0.   This labeling provides the On-X valve with a distinct competitive advantage.  Second, with the addition of the On-X sales team to the CryoLife team, our U.S. cardiac surgery sales force will more than double.   Third, as the power of On-X’s technology and its supporting robust clinical data become more widely known through our expanded sales organization, we believe the acquired portfolio will continue to post double-digit compounded growth from 2016-2020.  Finally, we  believe we will also see strong synergy between our product portfolios, which will drive cross-selling opportunities across our entire business.”

Clyde Baker, President and Chief Executive Officer of On-X, commented, “On-X is extremely excited to join forces with CryoLife and we believe CryoLife is well suited to take the On-X business to the next level.  We expect this transaction to enhance the growth trajectory of On-X products through the additional resources provided by a larger, global cardiac surgery company.”

On-X generated revenue of approximately $33 million in 2014, representing compound annual growth of approximately 13%  over the preceding four years.

Strategic Rationale for the Transaction

•	Entry into new addressable market opportunity of approximately $220 million annually
•	Enhanced revenue growth profile and cross-selling opportunities
•	Diversification of business mix, margin expansion, and reduced reliance on the tissue business
•	Acquired products that are highly advanced, clearly differentiated, and backed by compelling clinical data
•	Relatively low penetration rates of On-X valves, providing potential for multi-year growth
•	Enhancement and leverage of global sales and distribution network
•	Acceleration of the transition to direct sales in select international markets
•	Strengthened strategic focus on aortic and mitral valve repair and replacement surgery
•	Mechanical heart valve business is complementary to CryoLife’s existing tissue valve business

Terms of the Agreement

Under the terms of the agreement, CryoLife will acquire On-X  for an upfront payment of  $130 million on a cash-free, debt-free basis  (subject to certain adjustments),  consisting of approximately 70% in cash and 30% in CryoLife common stock.  CryoLife expects to finance the cash portion of the transaction primarily with proceeds from the issuance of a new credit facility and available cash.  CryoLife has received a commitment from Capital One, Fifth Third Bank, and Citizens Bank for a 5-year, $95 million senior secured facility, which includes a $75 million term loan and a $20 million revolving credit facility.

The merger agreement has been approved by both companies’ boards of directors and On-X’s stockholders, and the transaction is expected to close in January 2016, subject to the satisfaction of customary closing conditions.

Financial Guidance

CryoLife will issue its initial 2016 financial guidance during its year-end earnings conference call, currently scheduled during the third week of February 2016.

During the evaluation of this transaction, CryoLife’s board of directors undertook a review of the Company’s current dividend practices and, consistent with the practices of other similarly sized public companies, determined that it would be in the best interest of shareholders to discontinue dividend payments for the foreseeable future.

Advisors

In connection with the transaction, Canaccord Genuity Inc. is acting as a financial advisor to CryoLife, and Wilson Sonsini Goodrich & Rosati Professional Corporation is acting as legal counsel.  Piper Jaffray is acting as a financial advisor to On-X, and Andrews Kurth LLP is acting as legal counsel.

Webcast and Conference Call Information

CryoLife will hold a teleconference call and live webcast tomorrow, December 23, 2015 at 8:00 a.m.,  EST, to discuss the proposed transaction, followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available December 23 through January 5, 2016 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13627392.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Headquartered in suburban Atlanta, Georgia,  CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 75 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

About On-X LTI

On-X Life Technologies (ON-X LTI) develops mechanical heart valve replacements that are designed to dramatically improve patients’ quality of life.  Headquartered in Austin, Texas, On-X LTI is a privately held company.  Additional information is located at www.onxlti.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding the current and expected addressable market and growth potential; our expectations regarding sales force expansion and revenue growth; the anticipated financial impact of the transaction on our business, including our expectation that the acquired portfolio will post double-digit compounded growth from 2016-2020; expected product portfolio synergies and cross-selling opportunities; the expected enhanced growth trajectory of On-X  products; our ability to diversify our business mix, achieve margin expansion and reduce reliance on our tissue business; the ability to increase penetration rates of On-X valves and the related potential for multi-year growth; the ability to enhance and leverage a global sales and distribution network; the acceleration of the transition to direct sales in select international markets; our expected strengthened strategic focus on aortic and mitral valve repair and replacement surgery; our financing expectations related to the On-X acquisition; the timing of the acquisition of On-X; and the timing of the issuance of our initial 2016 financial guidance. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations These risks and uncertainties include that the estimated market opportunities for mechanical heart valves may be incorrect and/or may shrink due to factors beyond our control; to the degree that the estimated market opportunities are correct, there is no guarantee that we will successfully penetrate and grow sales and margins within this market. Even if we experience successful sales growth for the On-X products, our margins will be adversely impacted if we experience increased manufacturing and distribution costs.  As with most acquisitions, the successful integration of On-X’s business into ours may take longer and prove more costly than expected, and we may experience currently unforeseen difficulties related to the On-X products and our and On-X’s combined sales forces’ ability to successfully market them.  If we experience problems that slow the integration of On-X’s business into our business, we may not be able to drive meaningful acceleration of On-X revenue growth as soon as anticipated, or at all.  We may also inherit unforeseen risks and uncertainties related to On-X's business, particularly if the information received by CryoLife during the due diligence phase of this transaction is incomplete or inaccurate.  Our plans with respect to the transaction’s financing could change based on currently unforeseen circumstances.    Also, certain factors, such as those relating to transaction closing conditions, could delay or prevent the closing of the transaction.  Any of these risks could cause the financial impact of the acquisition to be less beneficial than currently anticipated.    These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2014 and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.